Certification of Semi-Annual Report (Form N-CSR)


We, the undersigned, hereby certify, based on our knowledge, that the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows of the Bruce Fund as of the 6 months ended
December  31, 2004.

We also hereby certify that the disclosure controls and procedures in place, and internal controls over its financial reporting are adequately maintained to accurately reflect the financial condition of the Bruce Fund.

Date: February 17, 2005.

Name:  /s/  Robert B. Bruce
	 Robert B. Bruce
Title: Chairman, Chief Compliance Officer

Name: /s/  R. Jeffrey Bruce
	 R. Jeffrey Bruce
Title: Secretary